SECURITIES AND EXCHANGE COMMISSION
                         WASHINGTON, D.C. 20549

                      ----------------------------

                      PRE-COMMENCEMENT SCHEDULE TO
                            (Rule 14D-100)
     TENDER OFFER STATEMENT UNDER SECTION 14(d)(1) or 13(e)(1) of
                 THE SECURITIES EXCHANGE ACT OF 1934
                      ----------------------------

                 MORRISON MANAGEMENT SPECIALISTS, INC.
                   (Name of Subject Company (Issuer))

                           YORKMONT ONE, INC.
                           COMPASS GROUP PLC
                   (Name of Filing Persons (Offerors))

                       ---------------------------

                               COMMON STOCK
                        PAR VALUE $0.01 PER SHARE
              (including the associated rights to purchase
              Series A Junior Participating Preferred Stock)
                     (Title of Class of Securities)

                       ----------------------------
                                618459101
                  (Cusip Number of Class of Securities)

                         Lauren A. Stoery, Esq.
                             General Counsel
                          Compass Group USA, Inc.
                            2400 Yorkmont Road
                     Charlotte, North Carolina 28217
                       Telephone:  (704) 329-4034
                (Name, address and telephone numbers of
                  person authorized to receive notices
            and communications on behalf of filing persons)

                                 COPY TO:

                      Boyd C. Campbell, Jr., Esq.
                 Smith Helms Mulliss & Moore, L.L.P.
                         201 North Tryon Street
                   Charlotte, North Carolina 28202
                     Telephone:  (704) 343-2030

                        CALCULATION OF FILING FEE


      TRANSACTION VALUATION*                   AMOUNT OF FILING FEE*

              N/A                                       N/A

* As the filing contains only preliminary communications made before the commencement of the tender offer, no filing fee is required.

/ / CHECK THE BOX IF ANY PART OF THE FEE IS OFFSET AS PROVIDED BY RULE 0-11(A)(2) AND IDENTIFY THE FILING WITH WHICH THE OFFSETTING
FEE WAS PREVIOUSLY PAID.  IDENTIFY THE PREVIOUS FILING BY
REGISTRATION STATEMENT NUMBER OR THE FORM OR SCHEDULE AND THE
DATE OF ITS FILING.


Amount Previously Paid:......................N/A
Form or Registration No.:....................N/A
Filing Party:................................N/A
Date Filed:..................................N/A


/X/  CHECK THE BOX IF THE FILING RELATES SOLELY TO PRELIMINARY
COMMUNICATIONS MADE BEFORE THE COMMENCEMENT OF A TENDER OFFER.

Check the appropriate boxes below to designate any transactions to which the statement relates:

/X/ THIRD-PARTY TENDER OFFER SUBJECT TO RULE 14D-1.
/ / ISSUER TENDER OFFER SUBJECT TO RULE 13E-4.
/ / GOING-PRIVATE TRANSACTION SUBJECT TO RULE 13E-3.
/ / AMENDMENT TO SCHEDULE 13D UNDER RULE 13D-2.

Check the following box if the filing is a final amendment reporting the results of the tender offer: / /